Exhibit 10.1

TIDEWATER INC.

SHORT-TERM INCENTIVE PLAN

(FOR PERFORMANCE PERIODS BEGINNING JANUARY 1, 2019)

I.	PURPOSE

The purpose of the Tidewater Inc. Short-Term Incentive Plan (the “Plan”) is to advance the interests of Tidewater Inc. (“Tidewater” and, together with its subsidiaries, the “Company”) by providing the framework under which annual or short-term incentive bonuses may be paid to officers and key employees of the Company for their assistance in helping the Company achieve its financial and operating goals over a specified performance period (each, a “Performance Period”). The Plan links a significant element of potential variable compensation to the accomplishment of these goals.

II.	TERM

This Plan is effective for Performance Periods beginning January 1, 2019 and will continue until terminated by the Compensation Committee of the Board of Directors (the “Committee”) as provided in Article X.

III.	ADMINISTRATION

The Plan will be administered by the Committee with respect to any Officers of the Company (as defined in the Committee’s charter) while the Chief Executive Officer of Tidewater (the “CEO”), subject to the Committee’s oversight, will administer the Plan with respect to any other officers or key employees of the Company (“Other Participants”). The authority of the Committee includes, in particular, the authority to:

A.	designate participants and target award percentages for a given Performance Period;

B.	establish performance goals and metrics for a given Performance Period;

C.	consider the achievement of the performance goals and metrics and determine whether any payment will be made under this Plan for a given Performance Period; and

D.	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan.

All decisions by the Committee regarding the Plan will be final, conclusive and binding on all persons.

IV.	ELIGIBILITY CRITERIA

Eligibility for participation in the Plan will be limited to officers and certain key employees who impact the Company’s financial performance and who do not participate in another Company bonus plan. The specific positions eligible to participate in the plan will be reviewed and determined by the Committee (with respect to Officers) and the CEO (with respect to Other Participants).

V.	PERFORMANCE GOALS

Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee will establish in writing (1) the duration of the Performance Period, (2) the specific performance goals (the “Performance Goals”) that will apply to the Plan during that Performance Period, and (3) a formula for determining the amounts that may be payable based upon the level of attainment of the Performance Goals for that Performance Period.

The Committee has sole discretion to establish the Performance Goals for a particular Performance Period, which may include, without limitation, one or more of the following: an economic value-added measure; safety; earnings per share; stockholder return or total stockholder return; earnings or earnings before interest, taxes and amortization; stock price; return on equity; return on total capital; return on invested capital; return on assets or net assets; revenue; reduction of expenses; cash flow; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; or market segment share.

For any Performance Period, the Performance Goals may apply to the performance of the Company or one or more of its divisions, subsidiaries, or lines of business. In addition, each Performance Goal may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. The Performance Goals (or the weighting of particular Performance Goals) for a given Performance Period may differ among participants.

The Committee may change the Performance Goals (and the specific targets associated with those Performance Goals) each Performance Period. The Committee may also specify in advance the types of adjustments that will be made to the calculation of a Performance Goal with respect to that Performance Period, which may include, without limitation, adjustments related to asset write-downs; acquisition-related charges; litigation or claim judgments or settlements; the effects of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; changes related to the acquisition or disposition of assets; unusual or infrequently occurring items, as those defined in FASB ASC Topic 225 (or any successor provision), less the amount of related income taxes; or any other unusual events.

VI.	INDIVIDUAL AWARD OPPORTUNITIES

Within the same timeframe provided in Article V, the Committee will establish individual award opportunities for each Officer who is designated a participant and the CEO will establish individual award opportunities for each Other Participant who is named as a participant for that Performance Period. These target awards will be determined based upon each eligible participant’s base salary in effect on that date multiplied by the target percent associated with his or her position within the Company (each, a “Target Award”).

For any participant who has a change in position during the Performance Period, or who becomes eligible to participate in the Plan in the middle of a Performance Period, his or her Target Award will be calculated on a pro-rata basis.

The actual payout percentage for a given participant be higher or lower than his or her Target Award based upon performance above or below target, but may not exceed $3 million for a twelve-month Performance Period (or a pro rata dollar amount based on the number of months for a Performance Period that is not twelve months).

VII.	DETERMINATION OF BONUS AMOUNT

Following the completion of each Performance Period, the Committee will review the Company’s performance as measured against the specific Performance Goals. If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made. To the extent that the Performance Goals are achieved, the Committee will approve (1) the extent to which the Performance Goals applicable to each Participant have been achieved, making any adjustments that the Committee deems appropriate, which may include, but are not limited to, those adjustments enumerated under Article V, and (2) the amount, if any, of bonuses generated in accordance with the prescribed formula.

In determining the actual amount payable to a given participant (each, a “Bonus”), the Committee or the CEO (with respect to Other Participants) may reduce or eliminate the amount of the Bonus by applying negative discretion if, in its discretion, it determines that such reduction or elimination is appropriate.

VIII.	TERMINATION OF EMPLOYMENT

A.

If a participant’s employment is terminated because the participant dies or becomes disabled, as “disability” is defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), unless otherwise determined by the Committee or the CEO (with respect to Other Participants) in its discretion, the participant or, in the case of death, the participant’s estate or heirs, will be paid a pro rata Bonus for the Performance Period based upon the level of satisfaction of Performance Goals and the participant’s salary (and assuming target performance on any individual performance metric), but applied to the actual salary amount paid to the participant for the portion of the Performance Period during which he or she was employed. Any such Bonus will be paid to the participant or, in the case of death, to the participant’s estate or heirs, at the same time as any Bonuses for the Performance Period are paid to other Plan participants as provided in Article IX.

B.

Except as otherwise provided in this Article VII or as determined by the Committee or the CEO (with respect to Other Participants) in its discretion, if a participant’s employment terminates for any reason prior to the last day of the Performance Period, all of his or her rights to receive a Bonus for the Performance Period will be forfeited. If the Committee or CEO, as applicable, decides to waive this employment requirement for a particular participant, such Bonus will be paid to him or her at the same time as Bonuses for the Performance Period are paid to other Plan participants as provided in Article IX.

IX.	AWARD PAYMENTS

Any Bonuses to be paid under the Plan for a given Performance Period will be paid in cash as soon as administratively practicable following the end of the Performance Period but no later than April 30 of the following year, unless deferred by a participant under a separate benefit plan of the Company.

X.	MISCELLANEOUS

A.

Nothing in this Plan will confer upon a participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the participant’s employment relationship with the Company at any time. Participation provides no guarantee that any Bonus will be paid. Participation in the Plan is not a right, but a privilege, subject to annual review by the Company. The Company retains the right to withhold payment from any participant who violates Company policies or for any other reason. The Company also has the right to recover any Bonuses paid under the Plan if (i) the amount paid was based on the achievement of financial results that were subsequently the subject of a restatement, (ii) the participant is subject to the Company’s Executive Compensation Recovery Policy; (iii) the participant engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iv) the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. Any participant accepts any Bonus under this Plan subject to such recovery rights of the Company. The Company may, if it chooses, effect such recovery by withholding from other amounts due to the participant by the Company.

B.	The Plan will be governed by and construed in accordance with the laws of the State of Texas.

C.

If any term or provision of the Plan is at any time or to any extent invalid, illegal, or unenforceable in any respect as written, the participant and the Company intend for any court construing the Plan to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation will be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, will not be affected thereby and each term and provision of the Plan will be valid and enforced to the fullest extent permitted by law.

D.

The Company has no obligation to pay any Bonuses under the Plan. Any Bonuses awarded will be in the sole discretion of the Committee. The Company will have no obligation to set aside, earmark, or invest any fund or money with which to pay Bonuses under the Plan.

E.

Any payments made under the Plan are intended to comply with, or be exempt from, the requirements of Section 409A and this Plan will be construed accordingly. Payments under this Plan that are subject to Section 409A will not be accelerated unless permitted under Section 409A. If a participant who is a “specified employee” of the Company is entitled to a payment under this Plan due to his or her “separation from service” (as such terms are used in Section 409A) and such payment is subject to the Section 409A six-month payment delay rule, then such payment will not be made until the earlier of (1) the first business day that is more than six months following such participant’s separation from service or (2) such participant’s death.

F.	The Committee has the right to terminate the Plan at any time in its sole discretion. Upon termination, no participant will have no right to receive any amounts under this Plan.

G.	The Company will deduct from any payment made under the Plan all applicable federal and state income and employment taxes.

H.	Nothing in this Plan precludes the Company from making additional payments or special awards to a participant outside of the Plan.

EXECUTED this 15th day of April 2019, with effect from January 1, 2019.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

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